Exhibit 99.2

Community Health Systems Completes Sale of FOUR ARKANSAS HOSPITALS
TO FREEMAN HEALTH SYSTEM

FRANKLIN, Tenn. (June 1, 2026) -- Community Health Systems, Inc. (NYSE: CYH) announced today that a subsidiary of the Company has completed the divestiture of substantially all of the assets of 128-bed Northwest Medical Center – Bentonville, in Bentonville, Arkansas; 222-bed Northwest Medical Center – Springdale in Springdale, Arkansas; 64-bed Northwest Medical Center – Willow Creek Women’s Hospital in Johnson, Arkansas; and 73-bed Siloam Springs Regional Hospital in Siloam Springs, Arkansas; and the associated outpatient centers and practices, to Freeman Health System for $110 million, before certain transaction expenses. The entry into the definitive agreement for this transaction was announced on March 5, 2026, and the closing was effective June 1, 2026.

Leerink Partners acted as exclusive financial advisor to the Company for the transaction.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 32 distinct markets across 12 states. The Company’s subsidiaries own or lease 60 affiliated hospitals with more than 8,000 beds and operate more than 800 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Media Contact:

Tomi Galin
Executive Vice President, Corporate Communications, Marketing and Public Affairs
(615) 628-6607

Investor Contacts:
Kevin Hammons
Chief Executive Officer
(615) 465-7000

Anton Hie
Vice President – Investor Relations
(615) 465-7012

-MORE-